November 16, 2017

Energy Transfer Partners, L.P.
8111 Westchester Drive, Suite 600
Dallas, Texas 75225
Re:    Energy Transfer Partners, L.P.
Ladies and Gentlemen:
We have acted as special tax counsel to Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Partnership of Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units and Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2017 (Registration No. 333-221411) (as so filed and as amended, the “Registration Statement”), a base prospectus dated November 8, 2017 (the “Base Prospectus”), a preliminary prospectus supplement dated November 8, 2017 (together with the Base Prospectus, the “Preliminary Prospectus”), the final term sheet prepared and filed by the Partnership constituting a “free writing prospectus” (as defined under the Act) dated November 13, 2017 (the “Issuer Free Writing Prospectus” and together with the Preliminary Prospectus, the “Pricing Disclosure Package”), and a prospectus supplement dated November 13, 2017 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).
This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Partnership’s Registration Statement, the Pricing Disclosure Package, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as special tax counsel to the Partnership, we have, with your consent, made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification.
We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.
Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement, the Pricing Disclosure Package, the Prospectus and the Officer’s Certificate, the statements in the Base Prospectus under the caption “Material Federal Income Tax Consequences,” as supplemented by the statements in the Prospectus Supplement under the caption “Material Federal Income Tax Consequences” and the statements in the Issuer Free Writing Prospectus under the caption “Material Federal Income Tax Consequences of Series B Preferred Units,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the matters described therein.
This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Pricing Disclosure Package, the Prospectus and the Officer’s Certificate, may affect the conclusions stated herein.
This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement, the Pricing Disclosure Package and the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.
We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K of the Partnership and to the incorporation by reference of this opinion to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Latham & Watkins LLP